Orion Marine Group, Inc. Reports Fourth Quarter and Full Year 2014 Results

Houston, Texas, February 26, 2015 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a heavy civil marine contractor, today reported net income for the three months ended December 31, 2014, of $5.3 million ($0.19 diluted earnings per share). These results compare to net income of $2.1 million ($0.08 diluted earnings per share) for the same period a year ago. For the full year 2014, Orion Marine Group reported net income of $6.9 million ($0.25 diluted earnings per share), which compares to the prior full year 2013 net income of $0.3 million ($0.01 diluted earnings per share).

"2014 was another solid year with record revenue and improved gross margin as a result of the plan we put in place in 2011," said Mark Stauffer, Orion Marine Group's President and Chief Executive Officer. "For the second consecutive year the Orion Marine Group team has delivered record fourth quarter revenue through a dedication to successful project execution with a focus on a safe work environment. The strong performance of several turnkey projects and improved asset utilization in the second half of 2014 led to sequential and year over year quarterly improvements in revenue, gross margin, and EBITDA. Our backlog, identified bid opportunities, continued strength in the private sector and improved asset utilization gives us optimism that 2015 can be another growth year for us."

Financial highlights of the Company's fourth quarter and full year 2014 include:

Fourth Quarter 2014

•	Fourth quarter 2014 contract revenue was $107.3 million, an increase of 0.9%, as compared with fourth quarter 2013 revenue of $106.4 million.

•	The Company self-performed approximately 83% of its work as measured by cost during the fourth quarter 2014, which is comparable to the prior year period.

•
Gross profit for the quarter was $18.2 million, an increase of approximately $5.4 million as compared with the fourth quarter of 2013. Gross profit margin for the fourth quarter of 2014 was 16.9%, which was higher than the prior year period of 12.0%. The increase in gross margin was a result of improved asset utilization and solid project execution on several large projects during the quarter.

•
Selling, General, and Administrative expense for the fourth quarter 2014 was $10.7 million as compared to $8.9 million in the prior year period. The increase in Selling, General and Administrative expense is primarily due to the accrual of 2014 bonuses.

•	The Company's fourth quarter 2014 EBITDA was $13.4 million, representing a 12.5% EBITDA margin, which compares to fourth quarter 2013 EBITDA of $8.9 million, or an 8.3% EBITDA margin.

Full Year 2014

•	Full year 2014 contract revenue was $385.8 million, the highest in the Company's history, and an increase of 8.8% as compared with full year 2013 revenues of $354.5 million.

•
Gross profit for the year was $44.6 million, which represents an increase of $12.6 million as compared with the full year 2013. Gross profit margin for the full year 2014 was 11.6%, which is up from 9.0% for the full year 2013. The year over year increase in gross profit margin was primarily attributable to sustained increases in the Company's equipment utilization in the second half of 2014.

•	The Company self-performed approximately 83% of its work as measured by cost during 2014, which is comparable to the prior year period.

•
Selling, General, and Administrative expense for the full year 2014 was $34.7 million as compared with $32.1 million in the prior year period. The increase in SG&A expense for the year is primarily attributable to an increase in bad debt and bonus expense.

•	The Company’s full year 2014 EBITDA was $34.2 million, representing an 8.9% EBITDA margin, which compares to full year 2013 EBITDA of $21.4 million, or a 6.0% EBITDA margin.

Backlog of work under contract as of December 31, 2014 was $215.9 million, which compares with backlog under contract at December 31, 2013 of $247.3 million. Additionally, the Company is currently the apparent low bidder on approximately $50 million of work.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.
Outlook
“Continued strength in our bid markets gives me confidence we can continue to build on the successes achieved in 2014,” said Mr. Stauffer. “Demand from private sector clients was an excellent source of bid opportunities throughout 2014. Despite the recent decline in energy prices, we continue to track a high level of bid opportunities from energy related clients. With little exposure to the upstream portion of the energy sector, we expect continued elevated levels of domestic energy production to drive ongoing demand for improved and expanded waterside infrastructure related to the storage, transportation and refining of domestically produced crude. We also continue to track a high level of opportunities related to private recreational customers expanding their facilities throughout the Caribbean. Expansion work for local port authorities also remains a solid source of bid opportunities for us as port authorities continue to execute on capital expansion plans, many of which are related to the opening of the newly widened Panama Canal in 2016. We are also hopeful for a more normalized year of lettings from the Army Corps of Engineers now that funding for the remainder of fiscal year 2015 has been approved. Additionally, fines related to the 2010 oil spill that will fund the RESTORE Act may eventually lead to material bid opportunities in the next 12 to 24 months."

“We were pleased with our bid activity and success rate in the fourth quarter and the full year," said Chris DeAlmeida, Orion Marine Group's Vice President and Chief Financial Officer. "During the fourth quarter we bid on approximately $311 million worth of opportunities and were successful on approximately $81 million. This represents a 26% win rate or a book-to-bill ratio of 0.75 times for the quarter. For the full year we bid on approximately $1.3 billion and were successful on $354 million. This resulted in a 0.92 times book to bill and a win rate of 28%. Currently, we have over $288 million worth of bids outstanding, including approximately $50 million on which we are apparent low bidder. Additionally, we continue to observe pockets of pricing improvement and we are hopeful for more widespread improvement.

Overall, we are pleased with our bid market outlook for 2015 and beyond. We believe there is ample opportunity across all of our end markets for us to grow in 2015 at a similar pace witnessed in 2014.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the fourth quarter and full year 2014 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, February 26, 2015. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Fourth Quarter 2014 Earnings Conference Call at 800-591-6942; participant code 96138591.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water in the Continental United States, Alaska, Canada and the Caribbean Basin, and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, and specialty services. The Company is headquartered in Houston, Texas.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 27, 2014, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Contract revenues	107,333	106,412	385,818	354,544
Costs of contract revenues	89,165	93,606	341,224	322,540
Gross profit	18,168	12,806	44,594	32,004
Selling, general and administrative expenses	10,739	8,890	34,691	32,110
Income (loss) from operations	7,429	3,916	9,903	(106)
Other income (expense)
Gain (loss) from sale of assets, net	195	(227)	359	(153)
Other income	4	(177)	467	165
Interest income	—	2	17	13
Interest expense	(171)	(98)	(694)	(525)
Other income (expense), net	28	(500)	149	(500)
Income (loss) before income taxes	7,457	3,416	10,052	(606)
Income tax (benefit) expense	2,169	1,226	3,175	(937)
Net income	$5,288	$2,190	$6,877	$331
Net income attributable to noncontrolling interest	—	56	—	—
Net income attributable to Orion common stockholders	$5,288	$2,134	$6,877	$331

Basic income per share	$0.19	$0.08	$0.25	$0.01
Diluted income per share	$0.19	$0.08	$0.25	$0.01
Shares used to compute income per share
Basic	27,522,884	27,366,783	27,421,441	27,296,732
Diluted	27,847,102	27,761,982	27,787,613	27,613,054

Orion Marine Group, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In thousands, except margin data)

	Three months ended December 31,		Twelve months ended December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	5,288	2,190	6,877	331
Income tax benefit (loss)	2,169	1,226	3,175	(937)
Interest expense, net	171	96	677	512
Depreciation and amortization	5,820	5,352	23,451	21,538
EBITDA[1]	$13,448	$8,864	$34,180	$21,444
Operating income (loss) margin[2]	7.1%	3.3%	2.8%	(0.1)%
Impact of depreciation and amortization	5.4%	5.0%	6.1%	6.1%
EBITDA margin[1]	12.5%	8.3%	8.9%	6.0%

1EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
2 Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$38,893	$40,859
Accounts receivable:
Trade, net of allowance of $0	36,905	39,110
Retainage	15,883	10,427
Other	1,998	2,040
Income taxes receivable	333	333
Inventory	6,487	3,520
Deferred tax asset	1,755	726
Costs and estimated earnings in excess of billings on uncompleted contracts	44,581	24,856
Asset held for sale	375	417
Prepaid expenses and other	3,924	2,990
Total current assets	151,134	125,278
Property and equipment, net	161,773	141,923
Inventory, non-current	5,508	4,772
Goodwill	33,798	33,798
Intangible assets, net of amortization	87	197
Other assets	—	240
Total assets	$352,300	$306,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	33,527	$8,564
Accounts payable:
Trade	21,889	23,105
Retainage	1,706	1,667
Accrued liabilities	15,803	11,415
Taxes payable	997	459
Billings in excess of costs and estimated earnings on uncompleted contracts	16,704	14,595
Total current liabilities	90,626	59,805
Long-term debt	3,480	—
Other long-term liabilities	566	526
Deferred income taxes	20,877	17,978
Deferred revenue	34	87
Total liabilities	115,583	78,396
Commitments and contingencies
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 27,969,783 and 27,710,775 issued; 27,525,365 and 27,393,045 outstanding at December 31, 2014 and December 31, 2013, respectively	279	278
Treasury stock, 317,731 shares, at cost	(3,439)	(3,003)
Additional paid-in capital	166,433	163,970
Retained earnings	73,444	66,567
Equity attributable to common stockholders	236,717	227,812
Total stockholders’ equity	236,717	227,812
Total liabilities and stockholders’ equity	$352,300	$306,208

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In thousands)

	Twelve months ended December 31,
	2014	2013
	(Unaudited)	(Audited)
Cash flows from operating activities
Net income	$6,877	$331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,451	21,538
Deferred financing cost amortization	—	52
Bad debt expense	993	259
Deferred income taxes	1,869	(239)
Stock-based compensation	1,594	2,141
Loss (gain) on sale of property and equipment	(359)	153
Change in contingent liability related to earnout	—	(271)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,202)	4,571
Income tax receivable	—	2,125
Inventory	(3,702)	(3,024)
Note receivable	—	46
Prepaid expenses and other	(695)	(200)
Costs and estimated earnings in excess of billings on uncompleted contracts	(19,725)	(5,611)
Accounts payable	(1,178)	(6,405)
Accrued liabilities	4,428	(808)
Income tax payable	538	207
Billings in excess of costs and estimated earnings on uncompleted contracts	2,109	(1,774)
Deferred revenue	(53)	(58)
Net cash provided by operating activities	11,945	13,033
Cash flows from investing activities:
Proceeds from sale of property and equipment	1,005	750
Purchase of property and equipment	(18,711)	(12,760)
Acquisition of land	(25,081)	—
Net cash used in investing activities	(42,787)	(12,010)
Cash flows from financing activities:
Borrowings from Credit Facility	30,000	—
Payments made on borrowings from Credit Facility	(1,557)	(4,057)
Contributions from noncontrolling interest	—	(50)
Exercise of stock options	869	859
Purchase of shares into treasury	(436)	—
Net cash provided by provided (used in) by financing activities	28,876	(3,248)
Net change in cash and cash equivalents	(1,966)	(2,225)
Cash and cash equivalents at beginning of period	40,859	43,084
Cash and cash equivalents at end of period	$38,893	$40,859

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Drew Swerdlow, Investor Relations Manager, 713-852-6582